THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE AGREEMENT (the "Third Amendment") is entered into as of the 10th day of June, 2011, by and between PLDAB LLC, a Delaware limited liability company, successor in interests to ProLogis (the "Landlord") and SpeedFC, Inc., a Delaware corporation (the "Tenant").

W I T N E S S E T H:

WHEREAS, Landlord and Tenant have entered into a Lease dated as of the 21st day of May 2008, as further amended by the First Amendment to Lease Agreement, dated as of the 18th day of November 2008, as further amended by the Second Amendment to Lease Agreement, dated as of the 10th day of July 2009, pursuant to which Landlord leased to Tenant certain premises consisting of approximately 535,380 square feet located at 10300 Sanden Drive, Suite 200, Dallas, TX 75238 (the "Premises"), such lease, as heretofore modified, being herein referred to as the "Lease".

WHEREAS, Landlord and Tenant desire to modify the Lease on the terms and conditions set forth below.

A G R E E M E N T:

NOW THEREFORE, in consideration of the Premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1. The Lease Term is extended for sixty-four (64) months, commencing on May 1, 2012, such that the Lease shall terminate on August 31, 2017 (the "Second Extension Term"). All of the terms and conditions of the Lease shall remain in full force and effect during such extension period except that the Monthly Base Rent shall be as follows:

Date	**Monthly Base Rent**
May 1, 2012 – August 31, 2012:	$0.00 *
September 1, 2012 – August 31, 2015:	$122,691.25 per month – Net
September 1, 2015 – August 31, 2017:	$138,306.50 per month – Net

**Tenant shall be responsible for Operating Expenses throughout the entire Second Extension Term*

2. Except as otherwise expressly provided herein, all defined terms used in this Third Amendment shall have the same respective meanings as are provided for such defined terms in the Lease. Tenant shall accept the Premises in its "as is" condition and shall pay Operating Expenses as provided in the Lease during the Second Extension Term.

3. Landlord, at Landlord's sole cost and expense, shall complete the Third Amendment Improvements per the attached Addendum 1.

4. Addendum 2 (Two Renewal Options at Market) to the Second Amendment is hereby null and void and of no further force and effect; and replaced with Addendum 2 (One Renewal Option at Market) attached hereto.

5. Addendum 4, Addendum 5, and Addendum 7 of the Lease are hereby null and void and of no further force or effect.

6. Tenant represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction, other than Proterra Properties (Dan Lawson), and Tenant agrees to indemnify and hold Landlord harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction.

7. Insofar as the specific terms and provisions of this Third Amendment purport to amend or modify or are in conflict with the specific terms, provisions and exhibits of the Lease, the terms and provisions of this Third Amendment shall govern and control; in all other respects, the terms, provisions and exhibits of the Lease shall remain unmodified and in full force and effect.

8. Landlord and Tenant hereby agree that (i) this Third Amendment is incorporated into and made a part of the Lease, (ii) any and all references to the Lease hereinafter shall include this Third Amendment, and (iii) the Lease and all terms, conditions and provisions of the Lease are in full force and effect as of the date hereof, except as expressly modified and amended hereinabove.

9. Any obligation or liability whatsoever of ProLogis, a Maryland real estate investment trust, which may arise at any time under this Lease or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction, or undertaking contemplated hereby shall not be personally binding upon, nor shall resort for the enforcement thereof be had to the property of, its trustees, directors, shareholders, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort, or otherwise.

IN WITNESS WHEREOF, the parties hereto have signed this Third Amendment as of the day and year first above written.

TENANT:	**LANDLORD:**
SPEEDFC, INC. a Delaware corporation	**PLDAB LLC** a Delaware limited liability company
	By: ProLogis, a Maryland real estate investment trust its sole member
By:	By:
Name: Jeff Bisk	Name: ~~Jeremy D. Giles~~ Reid Dunbar
Title: President	Title: ~~Senior~~ First Vice President